Registration Statement No. 333-134553
Dated December 12, 2007
Rule 424(b)(2)

PROSPECTUS ADDENDUM TO

PROSPECTUS SUPPLEMENT DATED MAY 30, 2006

(To prospectus dated May 30, 2006)

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Lehman Brothers Holdings Inc. and its affiliates may use this prospectus addendum and the prospectus dated May 30, 2006 as supplemented by the prospectus supplement dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “MTN Prospectus”) and any related prospectus supplement, product supplement, underlying supplement and/or pricing supplement (the MTN Prospectus, as so supplemented by a relevant prospectus supplement, product supplement, underlying supplement and/or pricing supplement, a relevant “Prospectus”) in connection with offers and sales in market-making transactions of certain senior securities of Lehman Brothers Holdings Inc. designated as Medium Term Notes, Series I, that were originally issued under a relevant Prospectus.

The purpose of this prospectus addendum is to inform you that if the relevant Prospectus for your securities provides that you will be obligated to characterize your securities for all U.S. federal income tax purposes as cash-settled financial contracts, financial contracts or as some other type of derivative contract, then the following paragraph supplements, and to the extent inconsistent therewith, replaces, the discussion of the U.S. federal income tax consequences of owning your securities set out in the relevant Prospectus.

“On December 7, 2007, the Internal Revenue Service (the “IRS”) released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the relevant Prospectus.”

LEHMAN BROTHERS

December 12, 2007